[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.39

AMENDMENT NO. 3 TO THE COLLABORATION AGREEMENT

BETWEEN

EXELIXIS, INC., AND BRISTOL-MYERS SQUIBB COMPANY

THIS AMENDMENT NO. 3 (“Amendment No. 3”) to the Agreement (defined below) is executed as of October 8, 2010 (the “Amendment No. 3 Execution Date”) by and between Exelixis, Inc., a Delaware corporation located at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 (“Exelixis”) and Bristol-Myers Squibb Company, a Delaware corporation headquartered at 345 Park Avenue, New York, New York 10154 (“BMS”). Exelixis and BMS may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Exelixis and BMS entered into that certain Collaboration Agreement executed as of December 15, 2006, amended to be effective on January 11, 2007, and subsequently amended as of October 1, 2009 (the agreement and all such amendments, collectively, the “Agreement”) for the purposes of applying Exelixis’ technology and expertise to the discovery, lead optimization and characterization of small molecule compounds that directly bind and modulate certain oncology targets, with a goal of filing Investigational New Drug applications for such small molecule compounds, and to provide for the development and commercialization of novel therapeutic and prophylactic products based on such compounds; and

WHEREAS, the Parties desire to amend the Agreement to enable Exelixis to opt-out of the development and commercialization of the Collaboration Compound known as XL139, and to revise other provisions, as set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	AMENDMENT OF THE AGREEMENT

The Parties hereby agree to amend the terms of the Agreement as provided below, effective as of the Amendment No. 3 Effective Date. To the extent that the Agreement is explicitly amended by this Amendment No. 3, the terms of this Amendment No. 3 will control where the terms of the Agreement are contrary to or conflict with the following provision. Where the Agreement is not explicitly amended, the terms of the Agreement will remain in full force and effect. Capitalized terms used in this Amendment No. 3 that are not otherwise defined herein shall have the same meanings as such terms have in the Agreement.

1.1 Exelixis Opt-Out of all SMO Products. The Parties agree that Exelixis hereby ceases its involvement in the Development and Commercialization of all Products containing or comprising Collaboration Compounds directed against the SMO target, including without limitation the compound known as XL139 (such Collaboration Compounds, the “SMO Products”) pursuant to a Product Opt-Out; therefore, the SMO Products are no longer Co-Developed Products and are now Royalty-Bearing Products. As of the Amendment No. 3 Effective Date, Exelixis shall have no further responsibility for conducting new activities or funding new Development or Commercialization activities with respect to SMO Products. Furthermore, as of the Amendment No. 3 Effective Date, there are no ongoing Exelixis activities with respect to SMO Products.

1.2 Economics Associated with the Opt-Out of the SMO Products. In consideration for Exelixis’ opt-out of SMO Products, BMS agrees to the following:

(a)	BMS shall pay Exelixis a one-time fee of twenty million dollars ($20,000,000) within [ * ] after the Amendment No. 3 Effective Date. Such fee shall be noncreditable and nonrefundable.

(b)	BMS’ obligation under Section 9.5(a) to pay Exelixis $20 million on the [ * ] is hereby cancelled.

(c)	BMS shall pay royalties to Exelixis on Net Sales (by BMS or its Affiliates or sublicensees) in the U.S. of Royalty-Bearing Products containing or comprising SMO Products at the royalty rates described in Section 9.6(b)(i), i.e., rates of [ * ]%, [ * ]% and [ * ]%.

1.3 HSR Filing. The Parties acknowledge the need, pursuant to Section 13.6(b) of the Agreement, to make filings under the HSR Act in relation to Exelixis’ opting-out of the Co-Development of SMO Products. Accordingly, the this Amendment No. 3 shall not become effective until the expiration or earlier termination of the waiting period under the HSR Act in the U.S., the expiration or earlier termination of any applicable waiting period under the antitrust or competition laws of any other jurisdiction, and the approval or clearance of the transactions contemplated by this Agreement in any jurisdiction requiring advance approval or clearance (the “Amendment No. 3 Effective Date”).

1.4 Amendment of the Research Term. The Parties agree to delete Section 3.10 and replace it with the following.

“3.10 Research Term. The “Research Term” shall commence on the Effective Date and continue until the Amendment No. 3 Effective Date. Following the end of the Research Term, Exelixis has no obligation to conduct any work under any Screening Programs, Lead Op Programs, Provisional Collaboration Programs and Collaboration Programs (other than Exelixis’ responsibilities, as set forth in the remainder of this Agreement, with respect to Co-Developed Products and Backup Programs for Collaboration Targets), and all rights with respect to Lead Op

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Candidates, Lead Op Targets and Collaboration Compounds, other than Collaboration Compounds included in a Collaboration Program for which BMS has exercised its Co-Development Option under Section 3.4, and in any case subject to Section 3.8(e), automatically and immediately revert to Exelixis.”

1.5 Amendment of Patent Prosecution. The Parties agree to delete Section 10.3(b) and replace it with the following.

“10.3(b) Joint Patent Committee.

(i) Establishment & Meetings. Promptly after the Amendment No. 3 Effective Date, the Parties shall establish a committee (the “Joint Patent Committee” or “JPC”). The JPC shall be composed of at least one (1) representative from each Party, at least one of which shall be a patent counsel for such Party. Each Party may change its representative(s) by giving the other Party at least [ * ] prior written notice. The JPC shall meet within [ * ] after the Amendment No. 3 Effective Date, and once per [ * ] thereafter, or as may be requested by either Party as necessary, by teleconference, videoconference or in person (as determined by the JPC).

(1) Duties. Promptly after the Amendment No. 3 Effective Date, [ * ] shall oversee (subject to Sections 10.3(b)(ii), (iv) and (v) below) the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all [ * ] Patents, [ * ] Patents Controlled by [ * ], and [ * ] Patents that in each case are [ * ] (the “[ * ] Patents”), provided that, unless otherwise agreed by the Parties, such responsibilities shall be carried out by: (A) [ * ] by [ * ] the [ * ], unless there exists [ * ] of [ * ] and [ * ]; (B) [ * ] by [ * ], but only in the case where [ * ] described in subsection (A) had [ * ] of [ * ]; or (C) [ * ] in conjunction with [ * ] described in the preceding subsection (A) or (B), as applicable. [ * ], or [ * ], shall provide [ * ] with an update of the filing, prosecution and maintenance status for each of the [ * ] Patents on a periodic basis, and shall use commercially reasonable efforts to consult with and cooperate with [ * ] with respect to the filing, prosecution and maintenance of the [ * ] Patents, including providing [ * ] with drafts of proposed filings to allow [ * ] a reasonable opportunity for review and comment before such filings are due. [ * ], or [ * ], shall provide to [ * ] copies of any papers relating to the filing, prosecution and maintenance of the [ * ] Patents promptly upon their being filed and received.

(2) Decisions. Subsequent to the Amendment No. 3 Effective Date, in the event of a dispute between the Parties with regard to the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of any [ * ] Patent, the matter shall be promptly referred to the [ * ] and [ * ] for BMS. If these two (2) individuals are unable to resolve the dispute promptly, then the matter shall be promptly elevated to the [ * ] of Exelixis and the [ * ] of BMS. If these two (2) individuals are unable to resolve the dispute promptly, then, subject to Sections 10.3(b)(i)(3), 10.3(b)(i)(4), 10.3(b)(ii), [ * ] of the ROR Collaboration Agreement, and [ * ] of the ROR

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Collaboration Agreement, BMS shall have the final decision, except if such decision: (A) conflicts with the terms of the Agreement; (B) would result in [ * ] described in Section [ * ] or a [ * ] of the [ * ]; or (C) materially impacts [ * ] prosecution of Patents that [ * ] a [ * ], in which case of subsection 10.3(b)(i)(2)(A) - (C), [ * ] shall have the final decision

(3) Limitation on Subsection 10.3(b)(i)(2)(B). If [ * ] reasonably believes that filing a new patent application covering a [ * ] (other than the [ * ] of a [ * ]) would result in potential claims [ * ] for [ * ], and if [ * ] disputes with [ * ] that such patent application should be filed, then such dispute shall be discussed as described in the first two (2) sentences of Section 10.3(b)(i)(2), and, if still unresolved, shall be arbitrated pursuant to Section [ * ] of the ROR Collaboration Agreement, and [ * ] shall not have the right to exercise its final-decision making authority pursuant to Subsection 10.3(b)(i)(2)(B) unless the dispute is resolved in [ * ] favor.

(4) Limitation on Subsection 10.3(b)(i)(2)(C). [ * ] hereby covenants that it shall not, without the prior written consent of [ * ] (which shall not be unreasonably delayed or conditioned), during the term of this Agreement, [ * ] the decision-making authority granted to [ * ] pursuant to Subsection 10.3(b)(i)(2)(C) [ * ] that is [ * ] existing as of the Effective Date or [ * ]. Furthermore, if [ * ] the decision-making authority granted to [ * ] pursuant to Subsection 10.3(b)(i)(2)(C) [ * ] by [ * ], [ * ] or [ * ], and such [ * ] is [ * ] or [ * ] a [ * ] that is [ * ], then [ * ] and [ * ] shall agree, pursuant to Section [ * ] of the ROR Collaboration Agreement, on [ * ] the decision-making authority granted to [ * ] pursuant to Subsection 10.3(b)(i)(2)(C).

(ii) Abandonment. In no event shall [ * ] knowingly permit any of the [ * ] Patents to be abandoned in any country, or elect not to file a new patent application claiming priority to a patent application within the [ * ] Patents either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, without [ * ] written consent (such consent not to be unreasonably withheld, delayed or conditioned) or [ * ] otherwise first being given an opportunity to assume full responsibility (at [ * ] expense) for the continued prosecution and maintenance of such [ * ] Patents or the filing of such new patent application. Accordingly, [ * ], or [ * ], shall provide [ * ] with notice of the allowance and expected issuance date of any patent within the [ * ] Patents, or any of the aforementioned filing deadlines, and [ * ] shall provide [ * ] with prompt notice as to whether [ * ] desires [ * ] to file such new patent application. In the event that [ * ] decides either: (A) not to continue the prosecution or maintenance of a patent application or patent within the [ * ] Patents in any country; or (B) not to file such new patent application requested to be filed by [ * ], [ * ] shall provide [ * ] with notice of this decision at least [ * ] prior to any pending lapse or abandonment thereof, and [ * ] shall thereafter have the right to assume responsibility for the filing, prosecution and maintenance of such patent or patent application. In the event that [ * ] assumes such responsibility for such filing, prosecution and maintenance, [ * ] shall no longer have the responsibility for such filing, prosecution and maintenance of such patent applications and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

patents, and [ * ] shall cooperate as reasonably requested by [ * ] to facilitate control of such filing, prosecution and maintenance by [ * ]. In the case where [ * ] takes over the filing, prosecution or maintenance of any patent or patent application as set forth above, such patent or patent application shall [ * ] be [ * ] the [ * ], and [ * ] shall [ * ] such patent or patent application.

(iii) Filing, Prosecution and Maintenance of Sole Invention Patents Controlled by BMS. In accordance with this Section 10.3 (a)(iii), BMS shall be responsible for the filing, prosecution (including any interferences, reissues and reexaminations) and maintenance of all Sole Invention Patents Controlled by BMS. BMS shall provide to Exelixis copies of any papers relating to the filing, prosecution and maintenance of the Sole Invention Patents Controlled by BMS promptly upon their being filed and received.

(iv) Patent Term Extension. Exelixis and BMS shall each cooperate with each another and shall use commercially reasonable efforts in obtaining patent term extension (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to patent rights covering the Products. If elections with respect to obtaining such patent term extensions are to be made, [ * ] shall have the right to make the election to seek patent term extension or supplemental protection.

(v) Exelixis Right to Separate Claims. To the extent that any Sole Invention Patent of Exelixis contains claims that cover compounds that are not Collaboration Compounds (such compounds, “Separable Compounds”), Exelixis shall have the right to separate any claims that cover such Separable Compounds (and not Collaboration Compounds) and to file such claims in a separate application (e.g., a continuation, continuation-in-part, or divisional application). Exelixis shall notify BMS in writing prior to separating such claims, and such separation shall be at Exelixis’ sole expense.”

1.6 Amendment of the Entire Agreements Provision. The Parties agree to delete Section 15.4 and replace it with the following.

“15.4 Entire Agreement; Amendments. This Agreement, the collaboration agreement (for the discovery, development and commercialization of compounds that antagonize the target known as ROR) that is between Exelixis and BMS and that is dated as of the Amendment No. 3 Execution Date (the “ROR Collaboration Agreement”), and the letter agreement that is dated as of the Amendment No. 3 Execution Date and that describes Exelixis’ creation of a licensing Affiliate (the “Letter Agreement”), set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement, the ROR Collaboration Agreement, and the Letter Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.”

2.	MISCELLANEOUS

2.1 Full Force and Effect. This Amendment No. 3 amends the terms of the Agreement and is deemed incorporated into, and governed by all other terms of, the Agreement. The provisions of the Agreement, as amended by this Amendment No. 3, remain in full force and effect.

2.2 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Amendment No. 3.

2.3 Counterparts. This Amendment No. 3 may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which shall be binding when sent.

Signature page follows

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 3 to be executed by their duly authorized representatives. The date that this Amendment No. 3 is signed shall not be construed to imply that the document was made effective on that date.

Bristol-Myers Squibb Company		Exelixis, Inc.

Signature:	/s/ Jeremy Levin	Signature:	/s/ Michael Morrissey

Name:	Jeremy Levin	Name:	Michael Morrissey

Title:	Senior Vice President	Title:	CEO

Date:	10/08/2010	Date:	10/08/2010

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.